Company Contact:	Investor Relations Contact:
Global Med Technologies®, Inc.	The Investor Relations Group
Michael I. Ruxin, M.D	John Nesbett or
Chairman and CEO	Jordan Silverstein
(303) 238-2000	(212) 825-3210

GLOBAL MED ACCELERATES THE PACE OF ITS REVENUE GROWTH
WITH A 90% INCREASE IN THE FIRST QUARTER OF 2005

DENVER, Colorado (May 16, 2005) – Global Med Technologies®, Inc. (OTCBB: GLOB) (“Global Med” or the “Company”) announced that revenue growth accelerated in the first quarter of 2005. Revenues for the quarter were $2.575 million, a 90.3% increase over $1.353 million reported in the first quarter of last year. Net income for the first quarter increased to $117 thousand for the three months ended March 31, 2005 versus a net loss of $448 thousand for the comparable period in 2004.

The Company’s comparable quarter to quarter revenue growth rate has been as follows ($000s):

	Revenues for the Three Months Ended	Revenues for the Three Months Ended	Percentage Change
	2003	2004
September 30,	$1,279	$1,794	40.3%
December 31,	$1,417	$2,277	60.7%
	2004	2005
March 31,	$1,353	$2,575	90.3%

The Company generated sales in the form of customer contracts for software license and implementation fees of approximately $1.193 million* during the quarter ended March 31, 2005. As a result of this robust first quarter, the Company’s customer billings were $2.474 million and cash collections of receivables was $2.417 million. Strong cash collections resulted in the Company’s operations providing $139 thousand in cash flows, and the Company’s cash balance increased to $1.652 million as of March 31, 2005 from $1.633 million as of December 31, 2004.

Global Med’s President and COO, Thomas F. Marcinek, commenting on the results for the quarter stated, “The Company had another excellent quarter. Our revenues continue to increase at a double-digit pace, and we posted net income of $117 thousand. In addition, our backlog of unrecognized software license and implementation fees continues to remain strong at over $4.8 million**.

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., stated, “The first quarter results were in line with the Company’s expectation of strong double-digit growth. Our revenue growth has continued to accelerate during the last three quarters from 40.3% to 60.7% to 90.3%.” Dr. Ruxin continued, “The Company’s qualified pipeline of prospective business also continues to grow. Our second quarter sales are already encouraging. We continue to bring new customers on board, and we anticipate continued strong double-digit annual growth in 2005.”

The following table provides certain details related to the Company’s operations for the three months ended March 31, 2005 and 2004:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Quarterly Results
Three Months Ended
In (000s) except per share information
(Unaudited)

	March 31, 2005	March 31, 2004
Revenues	$ 2,575	$ 1,353

Cost of sales	$ 677	$ 563

Operating expenses	$ 1,774	$ 1,100

Income (loss) from operations	$ 124	$ (310)

Net income (loss)	$ 117	$ (448)

Preferred dividends, related party	$ (147)	--

Net loss attributable to
common shareholders	$ (30)	$ (448)

Net loss per common share
Basic	$ (0.00)	$ (0.02)

Diluted	$ (0.00)	$ (0.02)

Common shares outstanding
Basic	27,625	24,552

Diluted	27,625	24,552

Cash flows provided by
Operations	$ 139	$ 6

*Of the $1.193 million sales for Q-1, 2005, approximately $97 thousand relates to contracts for which there are contingencies that could result in the reduction of the $1.193 million.

**Of the approximate $4.8 million backlog, approximately $250 thousand relates to fees that are contingent that could result in a reduction of the $4.8 million value.

About Global Med Technologies, Inc.

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the quarter or year ended March 31, 2005 are not necessarily indicative of the results that may be expected for any other future period.